 Ocean Power Technologies Announces

Fiscal 2018 Fourth Quarter and Full Year Results

Capitalizing on contract wins and expanding in addressable markets to enhance and scale for future growth

MONROE TOWNSHIP, N.J., July 17, 2018 (GLOBE NEWSWIRE) – Ocean Power Technologies (Nasdaq: OPTT), a leader in innovative ocean energy solutions today announced financial results for the fourth quarter and full fiscal year 2018 ended April 30, 2018.

“We believe that we have passed an important inflection point in our business by achieving fourth quarter revenues as a result of our business development efforts”, said George H. Kirby, President and Chief Executive Officer of Ocean Power Technologies. “So far we have Signed two important new contracts where we will supply PowerBuoys™ to the offshore oil and gas market, with Eni S.p.A. and with Premier Oil. We believe these new contracts are just the beginning of building a robust backlog toward sustainable revenues. With our dynamic product offering, enhanced infrastructure, and our talented team, we believe we are positioned to scale and grow our business and we continue to invest in people and technology to achieve this growth by engaging our end-markets across the globe.”

Full Year Financial & Operational Highlights

●	Signed contract in June 2018 with Premier Oil to lease a PowerBuoy™ for deployment in the Huntington Field, one of Premier Oil’s offshore fields in the Central North Sea;
●	Signed contract with Eni S.p.A to lease a PB3 PowerBuoy™ for subsea oil and gas operations;
●	Cash, cash equivalents, restricted cash and marketable securities of $12.3 million as of April 30, 2018, up from $8.9 million as of April 30, 2017;
●	Added key senior leadership with extensive experience in offshore oil and gas subsea systems, security, defense, engineering and business development;
●	Enhanced infrastructure by relocating corporate and manufacturing activities to a larger facility in New Jersey;
●	Continued to cultivate commercialization opportunities for PB3 PowerBuoy™ for use in remote offshore power and real-time data communications applications; and,
●	Closed most legacy legal matters allowing for full focus on business growth.

“I’m excited by the progress we’ve made this past year where we contracted with Eni S.p.A. to lease a PB3 PowerBuoy™ for subsea equipment powering and recently with Premier Oil to lease a PowerBuoy™ for oil field monitoring and surveillance.” stated Mr. Kirby. “Our team continues to deliver by addressing key end-market opportunities in the oil and gas, defense and security, science and research, and communications industries that can utilize our unique innovative technology.”

Operations Review

“Our direct engagement with global companies and large government organizations has driven a number of exciting opportunities around the world, particularly in the oil and gas sector where we have expanded our efforts”, commented Mr. Kirby. “In addition, we have continued to grow our team of talented people with the addition of Christopher Phebus as our Vice President of Engineering, and most recently with the addition of Matthew May as our Vice President of Global Business Development.”

“Over the past year, we have strengthened our cutting-edge technology by implementing reliability enhancements and developing an integrated umbilical system to power subsea equipment in support of the upcoming Eni deployment.” explained Mr. Phebus. “Additionally, OPT has further developed a next generation controls logic and enhanced power take-off (PTO) capabilities. We believe this work will enable us to continue to execute on our product and technology roadmap and demonstrate our capabilities in new geographies.”

“From a commercial standpoint, we are ushering in new sales and marketing processes at OPT from what was a research and development business, to create a culture of commercial excellence.” stated Mr. May. “We are seeking to accelerate commercialization while maintaining OPT as a leader in offshore ocean wave power by implementing new commercial processes and formulating new channel strategies.”

“We remain focused on commercializing our PB3 PowerBuoy™, which can meet the demands of current and potential customers in numerous end-markets. We will continue to innovate, particularly as we work with our customers to develop new applications, further differentiating our offering. We continue building relationships across the globe, and capitalizing on these relationships will be the key to our long-term success.” remarked Kirby.

Financial Review

Fourth Quarter Overview

Revenue for the fourth quarter of fiscal 2018 was $222,000, compared to $250,000 for the prior-year period. The decrease in revenues over the prior year was due to near-year-end start of work on the Eni contract as compared to the contracts with Mitsui Engineering and Shipbuilding and Department of Defense Office of Naval Research that were underway during the fourth quarter of the prior fiscal year.

The net loss for the fourth quarter of fiscal 2018 was $3.3 million, compared to a net loss of $2.6 million for the prior-year period. The increase in net loss was mainly attributable to increased personnel and facility associated costs, a decrease in gains from the change in the fair value of warrant liabilities, increased interest income, and foreign currency exchange impacts.

Results for the Fiscal Year Ended April 30, 2018

Revenue for the full twelve months of fiscal 2018 was $511,000, compared to revenue of $843,000 for the same period in fiscal 2017. The net loss for the twelve months of fiscal 2018 was $10.2 million, compared to a net loss of $9.5 million for the same period in fiscal 2017. The increase in net loss primarily related to the decrease in gains from the change in the fair value of warrant liabilities and gross margins, partially offset by the increase in the income tax benefit, interest income and foreign currency exchange impacts.

Balance Sheet and Cash Flow

Total cash, cash equivalents, restricted cash and marketable securities were $12.3 million as of April 30, 2018, up from $8.9 million on April 30, 2017. Net cash used in operating activities was $10.7 million during the twelve months ended April 30, 2018 as compared to $10.0 million during the prior-year period.

Conference Call & Webcast Details

Ocean Power Technologies’ management will host a conference call and webcast to review the fourth quarter financial and operating results on July 17, 2018 at 10:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1 (844) 473-0979 (toll free in the U.S.) or 1 (574) 990-1390 for international callers and entering passcode conference ID 5382568.

Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations section of the Company’s website at https://www.oceanpowertechnologies.com.

A replay will be available starting within a few hours after the conference concludes and will be available until July 24, 2018. To access the rebroadcast please dial 1 (855) 859-2056 or 1 (404) 537-3406 and use replay access code 5382568. The webcast will also be archived on the Ocean Power Technologies investor relations website.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Our PB3 PowerBuoy™ uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the company’s website in the Investor Relations section.

Investor Relations Contact:

Steve Calk or Jackie Marcus

Alpha IR Group

Phone 312 445-2870

Email: OPTT@alpha-ir.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2018	April 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$11,499	$8,421
Marketable securities	25	25
Restricted cash- short-term	572	334
Accounts receivable	171	48
Unbilled receivables	71	296
Litigation receivable	350	-
Other current assets	567	622
Total current assets	13,255	9,746
Property and equipment, net	712	170
Restricted cash- long-term	154	154
Other noncurrent assets	-	3
Total assets	$14,121	$10,073
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$290	$586
Accrued expenses	2,261	3,059
Litigation payable	350	-
Warrant liabilities	201	323
Current portion of capital lease obligations	23	35
Unearned revenue	18	-
Deferred credits payable current	600	600
Total current liabilities	3,743	4,603
Long-term portion of capital lease obligations	-	23
Deferred rent	142	-
Total liabilities	3,885	4,626
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 18,424,939 and 6,313,996 shares, respectively	18	6
Treasury stock, at cost; 74,012 and 48,065 shares, respectively	(300)	(263)
Additional paid-in capital	208,216	193,234
Accumulated deficit	(197,538)	(187,370)
Accumulated other comprehensive loss	(160)	(160)
Total stockholders’ equity	10,236	5,447
Total liabilities and stockholders’ equity	$14,121	$10,073

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended April 30,		Twelve months ended April 30,
	2018	2017	2018	2017

Revenues	$222	$250	$511	$843
Cost of revenues	569	324	763	938
Gross loss	(347)	(74)	(252)	(95)

Operating expenses:
Product development costs	922	1,134	4,320	5,029
Selling, general and administrative costs	2,023	1,704	6,988	6,563
Total operating expenses	2,945	2,838	11,308	11,592
Operating loss	(3,292)	(2,912)	(11,560)	(11,687)

Gain due to the change in fair value of warrant liabilities	40	330	122	1,491
Interest income, net	31	2	83	28
Other income	-	-	4	-
Foreign exchange gain/(loss)	(32)	5	75	(16)
Loss before income taxes	(3,253)	(2,575)	(11,276)	(10,184)
Income tax benefit	-	-	1,119	698
Net loss	$(3,253)	$(2,575)	$(10,157)	$(9,486)
Basic and diluted net loss per share	$(0.18)	$(0.44)	$(0.66)	$(2.23)
Weighted average shares used to compute basic and diluted net loss per share	18,153,797	5,796,116	15,346,602	4,259,172

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended April 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(10,157)	$(9,486)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain)/loss	(75)	16
Depreciation	122	140
Loss on disposal of property, plant and equipment	5	-
Compensation expense related to stock option grants and restricted stock	329	1,232
Change in fair value of warrant liabilities	(122)	(1,491)
Payment for litigation settlement	-	(500)
Changes in operating assets and liabilities:
Accounts receivable	(123)	(48)
Unbilled receivable	225	(258)
Other receivable	(166)	-
Other assets	360	(212)
Accounts payable	(296)	213
Accrued expenses	(821)	395
Deferred rent	5	-
Unearned revenues	18	(39)
Net cash used in operating activities	(10,696)	(10,038)
Cash flows from investing activities:
Purchases of marketable securities	(25)	-
Maturities of marketable securities	25	50
Leasehold improvements and purchase of equipment	(658)	(37)
Net cash (used in) provided by investing activities	(658)	13
Cash flows from financing activities:
Proceeds from issuance of common stock and related warrants, net of costs	14,654	12,150
Payment of capital lease obligations	(35)	(28)
Payment of debt	-	(50)
Acquisition of treasury stock	(37)	(125)
Net cash provided by financing activities	14,582	11,947
Effect of exchange rate changes on cash, cash equivalents and restricted cash	88	(43)
Net increase in cash, cash equivalents and restricted cash	3,316	1,879
Cash, cash equivalents and restricted cash, beginning of period	8,909	7,030
Cash, cash equivalents and restricted cash, end of period	$12,225	$8,909

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